Exhibit 10.7
Restricted Stock Award
Cliff Vesting
Award Date: [DATE]

SMARTFINANCIAL, INC.
PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated [DATE] (the “Award Date”), is made by and between SmartFinancial, Inc., a Tennessee corporation (“Company”), and [NAME] (“Grantee”).

WHEREAS, Company has adopted the SmartFinancial, Inc. 2015 Equity Incentive Plan (the “Plan”), pursuant to which Company may grant restricted stock awards; and

WHEREAS, Company desires to grant to Grantee, in consideration of Grantee’s service to Company and/or SmartBank, the wholly owned bank subsidiary of Company (“SmartBank”), and Grantee desires to accept, the number of shares of restricted stock provided for herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Incorporation of Plan; Capitalized Terms. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Board shall have the final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder and hereunder, and its decisions shall be binding and conclusive upon Grantee and Grantee’s legal and personal representatives, heirs, beneficiaries, and permitted assigns in respect of any questions arising under the Plan or this Agreement. As used herein, the term “Board” shall be construed to mean the board of directors of Company or a committee of the board of directors of Company with authority to administer the Plan. In the event of a discrepancy between the Plan and this Agreement, the provisions of the Plan shall control.

Section 2. Grant of Restricted Stock Award. Pursuant to the Plan, Company hereby grants to Grantee on the Award Date a restricted stock award (the “Award”) of [NUMBER] whole shares (the “Restricted Stock”) of common stock, $1.00 par value, of Company (the “Company Stock”), on and subject to the terms and conditions set forth in this Agreement, including the performance-based conditions set forth in Schedule I hereto, and as otherwise provided in the Plan, in consideration of the services to be rendered by Grantee to Company or a Subsidiary of Company.

Section 3. Terms and Conditions of Award. The grant of the Award provided for in Section 2 hereof shall be subject to the following terms, conditions, and restrictions:

(a)Earned Shares. Subject to Sections 3(g), 3(h), 3(i), and 3(j), (i) up to 50% of the shares of Restricted Stock may be earned by Grantee based on Company achieving certain levels of Operating Earnings Per Share for the fiscal year ending December 31, 2020 (the “EPS Measure”), as described in more detail in Schedule I hereto, and (ii) up to 50% of the shares of Restricted Stock may be earned by Grantee based on Company achieving certain levels of Operating Return on Average Assets for the fiscal
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year ending December 31, 2020 (the “ROAA Measure”), as described in more detail in Schedule I hereto. The shares of Restricted Stock actually earned by Grantee based on Company’s performance relative to the EPS Measure and the ROAA Measure, as calculated and determined in accordance with this Agreement (including Schedule I hereto), are referred to in this Agreement as the “Earned Shares.” The Earned Shares shall remain subject to the vesting requirements and other restrictions contained in this Agreement until such time as the Earned Shares vest and all restrictions relating thereto shall lapse, or the Earned Shares shall be forfeited by Grantee, in either case in accordance with this terms of this Agreement. All shares of Restricted Stock not earned by Grantee based on Company’s performance relative to the EPS Measure and the ROAA Measure shall be immediately forfeited by Grantee, and Grantee shall have no further rights with respect to such shares of Restricted Stock.

(b)Ownership of Shares. Grantee shall have no rights or incidents of ownership with respect to the shares of Restricted Stock unless and until the same are earned by Grantee in accordance with Section 3(a). Subject to the restrictions set forth in the Plan and this Agreement, Grantee shall possess all rights and incidents of ownership with respect to the Earned Shares, including without limitation (i) the right to vote the Earned Shares and (ii) subject to Section 3(c) below, the right to receive dividends with respect to the Earned Shares (but only to the extent dividends are declared and paid by Company to holders of Company Stock); provided, however, that any such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid with respect to the Earned Shares.

(c)Dividends. Any dividends with respect to the Earned Shares (whether such dividends are paid in cash, stock, or other property) (i) shall be subject to the same restrictions (including the risk of forfeiture) as the Earned Shares with regard to which they are paid; (ii) may be held by Company for Grantee prior to vesting; and (iii) if so held by Company, shall be paid or otherwise released to Grantee, without interest, promptly after the vesting of the Earned Shares with regard to which they were paid. If dividends are released to Grantee prior to the vesting of the Earned Shares with regard to which they were paid and such Earned Shares fails to vest and are forfeited for any reason, Grantee shall return or repay such dividends to Company, without interest, promptly following the forfeiture event.

(d)Restrictions. Neither the Restricted Stock, nor and any interest therein, may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of, except by will or the laws of descent and distribution, during the period prior to the date on which the Restricted Stock vests and the restrictions thereon are removed. Any attempt to encumber or dispose of any Restricted Stock in contravention of the above restriction shall be null and void and without effect and shall result in forfeiture of the Restricted Stock.

(e)Book Entry Form. Company shall issue the Earned Shares in book entry form, registered in the name of Grantee, with restrictive notations referring to the terms, conditions, and restrictions applicable to the Award.

(f)Lapse of Restrictions. All of the Earned Shares shall vest on January 1, 2025, at which time all restrictions relating to the Earned Shares shall lapse. Upon the lapse of restrictions relating to any Earned Shares, Company shall remove the restrictive notations on any such Earned Shares issued in book entry form.

(g)Forfeiture Upon Termination for Cause or Without Good Reason.

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(i)Notwithstanding Section 3(f) hereof, but subject to Section 3(i) below, in the event (A) Grantee’s employment with SmartBank (and Company, if Grantee is employed by Company) is terminated by SmartBank (and Company, if Grantee is employed by Company) for Cause (as defined below) or (B) Grantee’s employment with SmartBank (and Company, if Grantee is employed by Company) is terminated by Grantee without Good Reason (other than in connection with Grantee’s Retirement (as defined below)), in each case prior to vesting of, and the lapse of restrictions with respect to, any portion of the shares of Restricted Stock granted hereunder (whether or not such shares of Restricted Stock have become Earned Shares), such portion of such shares of Restricted Stock that is not vested (and with respect to which the restrictions hereunder have not lapsed) shall be automatically forfeited by Grantee as of the date of termination of Grantee’s employment. Any shares of Restricted Stock forfeited pursuant to this Agreement shall be transferred to, and reacquired by, Company without payment of any consideration by Company, and neither Grantee nor any of Grantee’s legal or personal representatives, heirs, beneficiaries, or permitted assigns shall thereafter have any further rights or interests in such shares of Restricted Stock.

(ii)As used in this Agreement, the term “Cause” shall have the same meaning given to such term in any written employment agreement between Company and/or SmartBank and Grantee. If no such employment agreement exists, or if such employment agreement does not contain a definition of “Cause,” then the term “Cause” shall mean (A) fraud against, misappropriation from, or dishonesty to Company or any Subsidiary of Company; (B) willful misconduct, gross neglect, repeated insubordination, or knowing violation of law in the course or scope of performance of services to or for Company or any Subsidiary of Company; (C) repeated or prolonged absences from work without a reasonable excuse; (D) conduct or behavior that has harmed or would reasonably be expected to harm, in each case in any material respect, the business or reputation of Company or any Subsidiary of Company; (E) intoxication with alcohol or drugs while on the premises of Company or any Subsidiary of Company during regular business hours; (F) conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; or (G) a material breach or violation of the terms of any agreement to which Grantee and Company and/or any Subsidiary of Company are parties.

(iii)As used in this Agreement, the term “Good Reason” shall have the same meaning given to such term in any written employment agreement between Company and/or SmartBank and Grantee. If no such employment agreement exists, or if such employment agreement does not contain a definition of “Good Reason,” then the term “Good Reason” shall mean (A) a material diminution in Grantee’s authority, duties, or responsibilities that is not consented to by Grantee in writing; (B) a material diminution in Grantee’s base salary or base rate of compensation, as applicable, that is not consented to by Grantee in writing; or (C) a material breach or violation by Company or a Subsidiary of Company of the terms of any agreement to which Grantee and Company and/or any Subsidiary of Company are parties.

(iv)As used in this Agreement, the term “Retirement” shall have the same meaning given to such term in any written employment agreement between Company and/or SmartBank and Grantee. If no such employment agreement exists, or if such employment agreement does not contain a definition of “Retirement,” then the term “Retirement” shall mean Grantee’s retirement from the employ of SmartBank (and Company, if Grantee is employed by Company) on or after Grantee’s 65th birthday.

(h)Accelerated Vesting Upon Involuntary Termination and Retirement.

(i)Notwithstanding Section 3(f) hereof, in the event (A) Grantee’s employment with SmartBank (and Company, if Grantee is employed by Company) is terminated by SmartBank (and
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Company, if Grantee is employed by Company) without Cause; (B) Grantee’s employment with SmartBank (and Company, if Grantee is employed by Company) is terminated by Grantee for Good Reason; or (C) of Grantee’s Retirement, in each case prior to vesting of, and the lapse of restrictions with respect to, any portion of the Earned Shares, such portion of the Earned Shares that is not vested (and with respect to which the restrictions hereunder have not lapsed) shall be subject to Pro Rata Accelerated Vesting (as defined below) as of the effective date of the termination of Grantee’s employment (the “Termination Date”) or the effective date of Grantee’s Retirement (the “Retirement Date”), as applicable. “Pro Rata Accelerated Vesting” means the subject unvested Earned Shares will vest on a pro rata basis from the Award Date through the Termination Date or Retirement Date, as applicable, with the amount of the subject unvested Earned Shares that will vest to be calculated by multiplying the number of subject unvested Earned Shares by a fraction the numerator of which is the number of full calendar months Grantee has been employed by Company and/or SmartBank since the Award Date (including for this purpose the month during which the Award Date occurs if Grantee was employed by Company and/or SmartBank for the entirety of such month) and the denominator of which is 60. For the avoidance of doubt, any shares of Restricted Stock that have not become Earned Shares prior to the Termination Date or Retirement Date, as applicable, shall be automatically forfeited by Grantee as of the date of the Termination Date or Retirement Date, as applicable.

(i)Accelerated Vesting Upon Death and Disability. In the event of the death or Disability of Grantee prior to vesting of, and the lapse of restrictions with respect to, any portion of the Earned Shares, such portion of the Earned Shares that is not vested (and with respect to which the restrictions hereunder have not lapsed) shall become and be fully and immediately vested and non-forfeitable and all restrictions thereon shall lapse. For the avoidance of doubt, any shares of Restricted Stock that have not become Earned Shares prior to the death or Disability of Grantee, as applicable, shall be automatically forfeited by Grantee as of the date of Grantee’s death or Disability, as applicable.

(j)Accelerated Vesting Upon Change in Control.

(i)In the event of a Change in Control (as defined below) subsequent to the Award Date and prior to the vesting of, and the lapse of restrictions with respect to, any portion of the shares of Restricted Stock granted hereunder (whether or not such shares of Restricted Stock have been earned by Grantee pursuant to Section 3(a) and, thus, are Earned Shares), such portion of such shares of Restricted Stock that is not vested (and with respect to which the restrictions hereunder have not lapsed) shall become and be fully and immediately vested and non-forfeitable and all restrictions thereon shall lapse, with any and all shares of Restricted Stock that have not been earned by Grantee prior to the Change in Control in accordance with the terms of this Agreement to automatically become and be Earned Shares immediately prior to the Change in Control.

(ii)“Change in Control” means the occurrence of any one of the following events:

1.during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the board of directors of Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such board of directors; provided, however, that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the board of directors of Company shall be an Incumbent Director; provided further, however, that no individual initially elected or nominated as a director of Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board of
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directors of Company (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;
2.any person becomes a beneficial owner, as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (each a “Beneficial Owner”), directly or indirectly, of either (A) 50% or more of the then outstanding shares of Company Stock or (B) securities of Company representing 50% or more of the combined voting power of Company’s then outstanding securities eligible to vote for the election of directors (“Voting Securities”); provided, however, that for purposes of this subsection (2), the following acquisitions of Company Stock or Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from Company, (x) an acquisition by Company or a Subsidiary of Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any Subsidiary of Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (3) below);
3.the consummation of a reorganization, merger, consolidation, statutory share exchange, or similar form of corporate transaction involving Company or a Subsidiary of Company (a “Reorganization”), or the sale or other disposition of all or substantially all of Company’s assets (a “Sale”) or the acquisition by Company of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale, or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners of the outstanding Company Stock and outstanding Voting Securities immediately prior to such Reorganization, Sale, or Acquisition beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, respectively, of the entity resulting from such Reorganization, Sale, or Acquisition (including without limitation an entity which as a result of such transaction owns Company or all or substantially all of Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”), in substantially the same proportions as their ownership of the outstanding Company Stock and the outstanding Voting Securities, as the case may be, immediately prior to such Reorganization, Sale, or Acquisition; (B) no person (other than (x) Company or a Subsidiary of Company, (y) the Surviving Entity or its ultimate parent entity, or (z) an employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity; and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Company board of directors’ approval of the execution of the initial agreement providing for such Reorganization, Sale, or Acquisition (any Reorganization, Sale, or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
4.approval by the shareholders of Company of a complete liquidation or dissolution of Company.
(k)Tax Liability and Withholding. Grantee shall be required to pay to Company, and Company shall have the right to deduct from any compensation paid to Grantee, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Board deems necessary to satisfy all obligations for the payment of such withholding taxes. The Board may permit Grantee to satisfy any federal, state, or local tax withholding by any of the following means, or by a combination of such means: (i) tendering a cash payment, (ii) authoring Company to withhold shares of Company Stock from the shares of Company Stock otherwise issuable or deliverable to Grantee as a result of the vesting of the Restricted Stock, provided no shares of Company Stock with a value exceeding
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the minimum amount of tax required to be withheld by law shall be withheld, and/or (iii) delivering to Company previously owned and unencumbered shares of Company Stock.

(l)Section 83(b) Election. Grantee acknowledges that, under Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), the fair market value of the Restricted Stock on the date on which the forfeiture restrictions associated therewith lapse will be taxed, on the date such forfeiture restrictions lapse, as ordinary income subject to payroll and withholding tax and tax reporting, as applicable. Grantee acknowledges that Grantee may elect under Section 83(b) of the Code (an “83(b) Election”) to be taxed, at ordinary income tax rates, on the fair market value of the Restricted Stock on the Award Date, rather than when and as the Restricted Stock ceases to be subject to forfeiture restrictions. Such an 83(b) Election must be filed with the Internal Revenue Service within 30 days from the Award Date. Grantee understands that there are significant risks associated with the decision to make an 83(b) Election. If Grantee makes an 83(b) Election and the Restricted Stock is subsequently forfeited to Company, Grantee will not be entitled to a deduction for any ordinary income previously recognized as a result of the 83(b) Election. If Grantee makes an 83(b) Election and the value of the Restricted Stock subsequently declines, the 83(b) Election may cause Grantee to recognize more compensation income than Grantee would have otherwise recognized. On the other hand, if the value of the Restricted Stock increases and Grantee has not made an 83(b) Election, Grantee may recognize more compensation income than Grantee would have if Grantee had made an 83(b) Election. Grantee acknowledges that the foregoing is only a summary of the federal income tax laws that apply to the Award and does not purport to be complete. Grantee acknowledges that timely filing of an 83(b) Election is Grantee’s sole responsibility. Grantee will seek the advice of Grantee’s own tax advisors as to the advisability of making an 83(b) Election, the potential consequences of making an 83(b) Election, the requirements for making an 83(b) Election, and the other tax consequences of the Award under federal, state, and any other laws that may be applicable. Neither Company nor any of its Subsidiaries, nor any of their representatives, have provided or will provide any tax advice to Grantee. If Grantee elects to make an 83(b) Election, Grantee shall promptly provide Company with a copy of the executed 83(b) Election and evidence satisfactory to Company of the filing of the executed 83(b) Election with the Internal Revenue Service.

(m)Clawback. Any shares of Company Stock awarded to Grantee in settlement of this Award are subject to clawback to the extent required by law, government regulation, or national stock exchange listing requirements (or any policy adopted by Company pursuant to any such law, government regulation, or national stock exchange listing requirements). In addition, if Company is required to prepare an accounting restatement due to the material noncompliance of Company with any financial reporting requirement under applicable securities laws, the Board in its sole discretion may require Grantee to surrender a portion or all of the shares of Company Stock received in settlement of the Award.

Section 4. Acceptance. By Grantee’s signature on this Agreement, Grantee accepts the Award set out in this Agreement and irrevocably agrees, on behalf of Grantee and Grantee’s legal and personal representatives, heirs, beneficiaries, and permitted assigns, to the terms and conditions of this Agreement and the Plan and acknowledges that Grantee has received, has read, and understands the provisions of the Plan. By entering into this Agreement and accepting the Award, Grantee acknowledges that (a) Grantee’s participation in the Plan is voluntary; (b) the value of the Award is an extraordinary item which is outside the scope of any employment contract with Grantee; (c) the Award is not part of normal or expected compensation for any purposes, including without limitation for purposes of calculating any benefits, severance, resignation, termination, redundancy, or end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments, and Grantee will not be entitled to compensation or damages as a consequence of Grantee’s forfeiture of any unvested portion of the Award as a result of the termination of Grantee’s employment in accordance with the terms of this Agreement;
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and (d) the grant of the Award in and of itself will not be interpreted or considered to form an employment relationship or contract between Grantee and Company or any Subsidiary of Company. Company will be under no obligation whatsoever to advise Grantee of the existence, maturity, or termination of any of Grantee’s rights hereunder, and Grantee shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Grantee’s rights or privileges hereunder.

Section 5. Miscellaneous.

(a)Notices. Any and all notices and other communications provided for herein shall be given in writing. Any such notice or other communication provided to Company shall be delivered personally to the Chief Executive Officer or Chief Financial Officer of Company or sent by registered or certified United States mail, postage prepaid, addressed to both the Chief Executive Officer and the Chief Financial Officer of Company at the principal office of Company. Any such notice or other communication provided to Grantee shall be delivered personally to Grantee or sent by registered or certified United States mail, postage prepaid, to Grantee’s address appearing on the books and records of Company.

(b)No Right to Continued Employment. Nothing in the Plan or in this Agreement shall confer upon Grantee any right to continue in the employment of Company or any Subsidiary of Company or shall interfere with or restrict in any way the right of Company or any Subsidiary of Company, which right is hereby expressly reserved, to remove, terminate, or discharge Grantee at any time for any reason whatsoever, with or without Cause and with or without advance notice.

(c)Compliance with Law. The issuance and transfer of shares of Company Stock in connection with this Award shall be subject to compliance by Company and Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any national stock exchange on which Company Stock may be listed. No shares of Company Stock shall, in connection with this Award, be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of Company and its counsel.

(d)Regulatory Requirements. Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that the Board of Governors of the Federal Reserve System, the Tennessee Department of Financial Institutions, or any other bank or bank holding company regulatory agency or authority determines that any change to the Plan and/or this Agreement is required, necessary, advisable or appropriate to improve the risk sensitivity of the Award, then this Agreement shall be automatically amended to incorporate such change, without further action of Grantee. In such event, Company shall provide Grantee with notice thereof.

(e)Section 409A. The intent of the parties is that benefits under this Agreement will be exempt from the provisions of Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and construed in accordance with such intent. In no event whatsoever shall Company be liable for any additional tax, interest or penalties that may be imposed on Grantee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(f)Assignment. Company may assign any of its rights and/or delegate any of its obligations under this Agreement without the consent of or notice to Grantee. Except as otherwise expressly
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permitted by the Plan or this Agreement, Grantee may not assign any of Grantee’s rights and/or delegate any of Grantee’s obligations under this Agreement without the prior written consent of Company. The terms of this Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns, and Grantee and Grantee’s legal and personal representatives, heirs, beneficiaries, and permitted assigns.

(g)Invalid Provision. The invalidity or unenforceability of any particular provision of the Plan or this Agreement shall not affect the other provisions thereof or hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(h)No Waiver. The failure of Company to enforce any provision of this Agreement at any time shall in no way constitute a waiver of such provision or of any other provision hereof. A waiver of any provision of this Agreement must be in writing and signed by the party granting such waiver.

(i)Entire Agreement. This Agreement constitutes the entire agreement between Grantee and Company and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties hereto relating to the subject matter hereof, provided that this Agreement shall be at all times subject to the Plan.

(j)Amendment. The Board, in its sole discretion, may hereafter amend the terms of this Agreement, and thus the Award, provided that any amendment which would impair the rights of Grantee shall require the consent of Grantee. No such amendment shall be valid unless in writing.

(k)Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and determined in accordance with the laws of the State of Tennessee, including such state’s law of privilege, without giving effect to its conflict of law principles.

(l)Headings. The headings contained in this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

(m)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(n)Discretionary Nature of Plan. The Plan is discretionary and may, subject to the terms of the Plan, be amended, cancelled, or terminated by Company at any time, in its discretion. The grant of the Award under this Agreement does not create any contractual or other right to receive other awards of Restricted Stock, qualified or non-qualified stock options, or other types of equity or cash awards in the future. Future awards or grants, if any, will be at the sole discretion of the Board. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Grantee’s employment by or service to Company or any Subsidiary of Company.

[signature page follows]

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By Grantee’s signature and the signature of Company’s representative below, this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Award Date set forth on the first page of this Agreement.

SMARTFINANCIAL, INC.     GRANTEE

________________________________    ________________________________
William Y. Carroll, Jr.      [NAME]
President and Chief Executive Officer

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